355 Madison Ave Morristown, NJ 07960 P: (973) 538-1194 F: (973) 538-1196

www.boomerangsystems.com We Make Real Estate TM

September 29, 2011

Dear Investor:

You hereby loan to the Company $75,000.  You agree that upon the finalization of the documents related to the private placement by the Company of convertible notes and warrants that you will convert the loan into an equivalent amount of convertible note and warrants being issued in such private placement as if you had invested the amount of loan in the private placement.  Please acknowledge your agreement to the foregoing.

Sincerely,	Agreed and Accepted:

/s/ Joseph Bellantoni	/s/ John Steinbach
Joseph R. Bellantoni	John Steinbach
CFO, Boomerang Systems, Inc.	Pres., Atlantic & Madison of NJ Corp